EXHIBIT 12

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


                          ALLIED WASTE INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (in thousands except for ratios)



                                         Three Months
                                        Ended March 31,
                                       -------------------
                                         1997       1998
                                       --------    -------
                                           (unaudited)

Fixed Charges:
   Interest expensed ...............   $ 21,120    $ 19,272
   Interest capitalized ............      5,883      15,024
                                       --------    --------
       Total interest expense ......     27,003      34,296
Interest component of rent expense .        965         925
Amortization of debt issuance costs       1,280         982
                                       --------    --------
       Total Fixed Charges .........   $ 29,248    $ 36,203
                                       ========    ========

Earnings:
   Income from continuing operations
       before income taxes .........   $ 11,389    $ 28,387
   Plus fixed charges ..............     29,248      36,203
   Less interest capitalized .......     (5,883)    (15,024)
                                       --------    --------
       Total Earnings ..............   $ 34,754    $ 49,566
                                       ========    ========

Ratio of earnings to fixed charges .       1.2x        1.4x
                                       ========    ========

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